OCLARO, INC.
EXECUTIVE SEVERANCE AND RETENTION AGREEMENT

Oclaro, Inc., a Delaware corporation (the “Company”), and ______________ (the “Executive”) are entering into this Executive Severance and Retention Agreement effective as of the date below the signatures of the parties below (the “Effective Date”).

The Company and Executive wish to provide for agreed-upon severance arrangements if the Executive ceases to be an employee of the Company under certain circumstances prior to any change in control of the Company. The Company also recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders. The Compensation Committee of the Board of Directors of the Company (the “Board”) wishes to encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of termination under certain circumstances or a change in control of the Company and related events and circumstances. Therefore, the Company and the Executive agree as follows:

1.    Key Definitions.

(a)    “Accrued Obligations” means all accrued but unpaid wages due to the Executive as of the date of termination, including salary, unused vacation, any prior period bonus approved by the Board or the Compensation Committee of the Board, and expense reimbursements.

(b)    “Cause” means: (i) the Executive’s willful and continued failure to substantially perform Executive’s reasonable assigned duties as an employee of the Company (other than due to the Executive’s physical or mental illness or any failure after the Executive gives notice of resignation for Good Reason), and the failure is not cured within 30 days after the Chief Executive Officer (“CEO”) gives the Executive written notice that specifically identifies why the CEO believes the Executive has not substantially performed the Executive’s duties; or (ii) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. No act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. The CEO must provide written notice to the Executive within 90 days after the occurrence of the acts or omissions constituting the basis for Cause. The Executive will be given a reasonable opportunity to be heard by the Board, with such hearing occurring at least 15 days, but not more than 30 days, after receipt of that notice. The Executive may, at the Executive’s election, be represented by counsel. The Board’s decision after that hearing will be final and binding on all parties.

(c)     “Change in Control” means one or more of events (including an event that constitutes a Change in Control under one trigger but is specifically exempted from another trigger):

(i)     the acquisition by a Person of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with Section 1(c)(iii)(x) and (y) below;

(ii)     such time as the Continuing Directors do not constitute a majority of the Board (or, if applicable, the board of directors of a successor corporation to the Company);

(iii)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

However, if necessary for compliance with Internal Revenue Code Section 409A, no transaction will be a Change in Control unless it is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5).

(d)    “Continuing Director” means, at any date, a member of the Board who: (i)  was a member of the Board on the Effective Date, or (ii) was nominated or elected after the Effective Date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election, or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election. However, an individual will not be a Continuing Director if he or she became a director as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a Person other than the Board.

(e)    “Change in Control Date” means the first date on which a Change in Control occurs.

(f)    “Change in Control Termination” means (i) the termination of the Executive’s employment with the Company without Cause (and not due to Disability), (ii) the termination of the Executive’s employment on his or her death, or (iii) the termination of employment by the Executive in a resignation from all the positions he or she then holds with the Company due to Good Reason, but in each case, only if the termination occurs within 30 days before, on, or within 12 months after the Change in Control Date, and only if such termination constitutes a Separation from Service.

(g)    “Disability” means the Executive’s incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(h)    “Expiration Date” means:

(i)     the third anniversary of the Effective Date if no Qualifying Termination has occurred by that date;

(ii)     the date of termination of the Executive’s employment with the Company (or any successor entity) other than due to a Qualifying Termination;

(iii)     following a Qualifying Termination, the date of the fulfillment by the Company of all of its obligations under this Agreement; and

(iv)     the first anniversary of the Change in Control Date if no Change in Control Termination has occurred by that date.

(i)    “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events, but if and only (x) if the Executive has given written notice to the

Board within 90 days after the occurrence of the events constituting the basis for Good Reason, (y) the Company has not reasonably corrected the events by the 30th day after receipt of such notice, and (z) the Executive’s Separation from Service is effective within 60 days after the last day of the Company’s 30 day cure period (that is, within 90 days after the Executive gives written notice):

(i)     a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Measurement Date;

(ii)    a material diminution in the Executive’s base compensation as in effect immediately prior to the Measurement Date (or, if greater, the Executive’s base compensation as increased after the Measurement Date);

(iii)    a change by the Company in the location at which the Executive performs Executive’s principal duties for the Company to a new location that is both (1) outside a radius of 35 miles from the Executive’s principal residence immediately prior to the Measurement Date and (2) more than 20 miles from the location at which the Executive performed Executive’s principal duties for the Company immediately prior to the Measurement Date; or

(iv)    any other action or inaction that constitutes a material breach by the Company (or a successor entity) of this Agreement.

(j)    “Measurement Date” means earliest to occur of: (i) the Change in Control Date, (ii) the date of the execution by the Company of the definitive written agreement or instrument providing for the Change in Control, or (iii) the date the Board approves by resolution or written consent the Change in Control.

(k)    “Person” means an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(l)    “Qualifying Bonus” means a cash bonus earned or paid based on achievement by the Executive of periodic variable compensation targets, and specifically excluding spot bonuses and retention bonuses.

(m)    “Qualifying Termination” means either (i) a termination by the Company without Cause (and not due to Disability) or due to the Executive’s death, in either case, that occurs more than 30 days before the Change in Control Date, or (ii) a Change in Control Termination.

(n)    “Reference Salary” means the annual base salary to be used for purposes of calculating the amount of severance payable under this Agreement. The Reference Salary will be the annual base salary in effect on the Separation from Service, but (1) disregarding any reduction in base salary that forms the basis for Good Reason, and (2) disregarding any temporary reduction in base salary that was implemented by the Board or Compensation Committee in 2013 (to the extent that reduction was not formally revoked). For example, if an Executive had an annual base salary of $300,00 at the close of calendar year 2012, and agreed in

2013 to a temporary reduction to $250,000, and if his base salary remained at this level until calendar year 2015, at which point he had a Change in Control Termination due to a reduction in his salary to $200,000, his Reference Salary is $300,000.

(o)    “Release Deadline” means the 55th day after the Separation from Service.

(p)    “Separation from Service” means a “separation from service” as defined under Treasury Regulations Section 1.409A-1(h).

2.     Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect on the Effective Date and shall expire on the Expiration Date (such period, the “Term” of this Agreement).

3.     Accrued Obligations. On any termination of employment, whether or not it constitutes a Qualifying Termination, the Company will pay of the Accrued Obligations to the Executive promptly on or following the termination date.

4.     Conditions to Payment. To receive any payments or benefits under this Agreement, the Executive (or, in the case of death, the Executive’s heir or executor) must sign, and allow to become effective not later than the Release Deadline, a separation agreement and release in a form reasonably acceptable to the Company that contains, among other standard provisions, the form of release of claims in substantially the form attached as Exhibit A to this Agreement, (the “Executive Release”). In addition, the Executive must also continue to comply with his or her continuing obligations to the Company under applicable law and his or her confidential information and inventions assignment agreement.

5.    Qualifying Termination That is Not a “Change in Control Termination”. If the Executive suffers a Qualifying Termination that is not a Change in Control Termination, the Company will pay the Executive (or his or her heirs) the following severance benefits (the “Ordinary Severance Benefits”) in a single lump sum cash payment on or before the Release Deadline:

(a)    an amount (the “Pro-Rata Bonus”) equal to the product of (i) (x) the average of the Executive’s Qualifying Bonuses earned during the three full fiscal years before the Separation from Service (or the average of such lesser number of years for which the Executive earned a Qualifying Bonus) (“Average Bonus”) (y) divided by 2, and (ii) a fraction, the numerator of which is the number of days before the Separation from Service in the current bonus period applicable to the current Qualifying Bonus and the denominator of which is the total number of days in the current bonus period applicable to the current Qualifying Bonus; and

(b)     an amount, capped at 150% of the Executive’s Reference Salary, equal to the sum of (i) the Executive’s Reference Salary multiplied by 0.67, plus (ii) 1/12 of the Executive’s Reference Salary for each whole year of the Executive’s employment by the Company, as measured through the Separation from Service.

For the avoidance of doubt, the Pro-Rata Bonus shall be determined by (a) including Qualifying Bonuses earned for the prior three fiscal years, regardless of whether such Qualifying Bonuses were paid during such fiscal year or at a later time, and (b) excluding any Qualifying Bonuses paid during any of such three fiscal years that were earned for any period prior to such three fiscal years.

6.     Change in Control Termination. If the Executive suffers a Change in Control Termination, the Company will pay the Executive (or his or her heirs) the following severance benefits (the “Transaction Severance Benefits”), with any cash benefits paid in a single lump sum on or before the Release Deadline:

(a)    Effective as of the Date of Termination, (i) each of the Executive’s then-outstanding stock options shall become immediately and fully vested and exercisable, (ii) each of the Executive’s then-outstanding restricted stock and restricted stock unit awards will become fully vested, (iii) unless otherwise expressly provided at the time of grant, each of the Executive’s then-outstanding performance-based restricted stock units as to which the performance period has not yet ended shall be deemed to have been earned at the target level of performance and will be fully vested, and (iv) notwithstanding any provision in any applicable option agreement to the contrary, each of Executive’s then-outstanding stock options shall continue to be exercisable by the Executive until the earliest of (x) the first anniversary of the Separation from Service, (y) the expiration of the original term of the option, or (z) on the Change in Control Date if options are not assumed or replaced by the successor entity.

(b)    The Company will pay an amount equal the sum of: (i) 150% of the Executive’s Reference Salary, (ii) the Average Bonus and (iii) $72,000 (which the Executive may, but is not required to, use to obtain continued health insurance coverage).

7.     Termination Due to Disability. If the Executive’s employment with the Company is terminated by reason of the Executive’s Disability, the Company will pay the Executive (or his or her heirs) the Pro-Rata Bonus as his or her sole severance benefits (the “Disability Severance Benefits”), paid in a single lump sum on or before the Release Deadline.

8.    Taxes.

(a)    Better After Tax Provision. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be an “Excess Parachute Payment,” within the meaning of Section 280G of the U.S. Internal Revenue Code (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement and all other agreements with the Company and any successor entity shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided (i.e. a “best results provision”) determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided is required under this paragraph shall be made by the Company’s independent accountants or another accounting or tax firm of national reputation, at the expense of the Company. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this paragraph shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided is required to be reduced, then the payments shall be reduced or eliminated in the following order: (i) any cash payments that do not constitute deferred compensation, (ii) any taxable benefits that do not constitute deferred compensation, (iii) any nontaxable benefits that do not constitute deferred compensation, (iv) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, and (v) lastly, any deferred compensation.

(b)    Section 409A. All of the payments and benefits provided under this Agreement are intended to be exempt from Code Section 409A as “short term deferrals” in accordance with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered as short term deferrals, with all payments made not later than the end of the applicable 2 ½ month period of the year following the year in which the payments and benefits became vested. If any of the payments or benefits constitute “deferred compensation” under Code Section 409A, and if the Executive is “specified employee” under Code Section 409A, then any such deferred compensation that is payable due to his or her Separation from Service within the first six months following the Separation from Service (other than due to death) will not be paid on the original schedule, but will instead be delayed, and paid in a lump sum on the date that is six months and one day following the Executive’s Separation from Service. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant.

(c)    Tax Withholding. All payments and benefits provided under this Agreement are subject to all applicable income and employment tax withholdings and ordinary deductions.

9.     Disputes.

(a)    Settlement of Disputes. All claims by the Executive for payments and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim.

(b)    Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim by the Company, the Executive or others regarding the validity or enforceability of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), but only if the Executive prevails in the outcome of that claim.

(c)    Compensation During a Dispute. Subject to any limitations under Code Section 409A, if the Executive experiences a Change in Control Termination, and the Company or the successor entity challenges the Executive’s right to receive Transition Severance Benefits, the Company or the successor entity shall continue (i) to pay the Executive’s base salary in effect as of the Measurement Date and (ii) to pay an additional monthly stipend of $6,000 per month, until such dispute is resolved either by mutual written agreement of the parties or by final adjudication. Following the resolution of such dispute, the sum of the payments made to the Executive under this paragraph shall be deducted from any cash payment which the Executive is entitled to receive under this Agreement. If the payments received by the Executive exceed the amount of the cash payment to which the Executive is entitled under the Agreement, the Executive must repay the excess (without interest), within 60 days after the resolution of such dispute.

10.    Successors.

(a)    Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place, provided that: (i) nothing in this Agreement shall oblige any successor to pay any further sums to the Executive after the Company has fulfilled its obligations to make payments to the Executive and/or the Expiration Date occurs; and (ii) the successor shall not be entitled to ignore the occurrence of a Change in Control to avoid any obligations under this Agreement. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of the Change in Control shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

(b)    Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11.    Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing (including electronic writing). Any such notice, instruction or communication shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid (which will be effective five days after it is sent), (b) sent prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 2560 Junction Avenue, San Jose, CA 95134, Attn: General Counsel, and to the Executive at the Executive’s address most recently on file with the Company (which will be effective one day after it is sent), (c) hand delivered to the CEO or the Executive, as applicable, or (d) sent, using the delivery confirmation feature, to the Company email address for the CEO or the Executive (but only so long as the Executive has access to his or her Company email account) (which will be effective on receipt of the email confirmation). Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

12.    Miscellaneous.

(a)    Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

(b)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)    Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

(d)    Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under this Agreement shall constitute the entire obligation of the Company to the Executive as a result of the termination of Executive’s employment. The Executive shall not be entitled to additional severance or termination payments or benefits as a result of such termination of employment under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.

(e)    Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Agreement by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

(f)    Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee. This Agreement does not prevent the Executive or the Company from terminating employment at any time.

(g)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, without regard to conflicts of law principles.

(h)    Waivers. No waiver by either party at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of that or any other provision at any subsequent time.

(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

(j)    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. Any prior agreement of the parties hereto in respect of the subject matter contained herein[, including the Executive Severance and Retention Agreement dated [________],] is hereby terminated and cancelled.

(k)    Amendments. This Agreement may be amended or modified only by a written instrument executed by both the CEO and the Executive.

(l)    Executive’s Acknowledgements. The Executive acknowledges that Executive: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) understands that by executing this Agreement, the Employee forever waives and forfeits all rights under any prior agreements relating to the subject matter herein.

OCLARO, INC.

___________________________________
[NAME, TITLE]

EXECUTIVE

___________________________________
[NAME]

___________________________________
[DATE]

EXHIBIT A
FORM OF EXECUTIVE RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is between Oclaro, Inc. (“Company”) and ___________ (“Executive”).

RECITAL
The Company and Executive have entered into an Executive Severance and Retention Agreement dated                                   , 20            (“ESRA”), providing for the execution of this release as a condition to receipt of benefits under the ESRA.

1. Consideration.

a. The Recital set forth above is incorporated herein by reference as if fully set forth. All capitalized terms used in this Agreement have the same meaning as those contained in the ESRA, except where expressly defined otherwise.

b. Executive expressly acknowledges and agrees that as of the date this Agreement is signed, Executive has received all compensation Executive has earned while employed by the Company, save and except for base salary which has accrued since Executive’s last paycheck from the Company. Executive further acknowledges and agrees that as of the date this Agreement is signed, Executive has submitted for reimbursement all claims which he has for reimbursement of expenses Executive has incurred in connection with the performance of Executive’s duties for the Company, and that Executive has no dispute with the Company pertaining to any expense reports and reimbursements submitted to or received from the Company.

2. Release. As of the date Executive signs this Agreement, Executive waives all claims Executive might have against the Company (or any person or entity that could be made liable through the Company, including such persons as officers, directors, partners, members, managers, employees, representatives, agents, assigns, investors, stockholders, insurers, purchasers, successors, assigns, and others) arising out of or relating in any manner to Executive’s prior or current relationship, or change of relationship, with the Company, that are presently known or unknown, suspected or unsuspected, that arise from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement. As used throughout this Agreement, “claims” means and includes all claims for breach of contract, fraud, discrimination on any prohibited basis (including, but not limited to, race, color, ancestry, national origin, religion, disability, age, sex, sexual orientation, gender identity, medical condition, marital status, or veteran status), breach of the covenant of good faith and fair dealing, violation of any statute, defamation, breach of any benefit plan provision, breach of any California Labor Code provision, breach of any Business & Professions Code provision, breach of any securities laws or regulations, breach of any Corporations Code provision, interference with contract, interference with economic advantage, violation of ERISA, violation of any wage and hour laws (including any applicable wage orders and regulations) and any other claim arising out of or relating in any manner to the parties’ former or current relationship, or change of that relationship.

Executive specifically waives the provisions of Civil Code section 1542 which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Company and Executive agree that this release does not apply to claims which cannot be waived as a matter of law or public policy (including, by way of example, claims for unemployment insurance benefits, or claims arising under the Workers Compensation Act). This Agreement does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). In addition to the foregoing, Executive expressly represents and warrants that Executive has not and will not assign any claim released in this Agreement to any other person or entity. Executive will indemnify and defend the Company for all liabilities (including costs, attorneys fees, damages, settlements, compromises, judgments, penalties, interest, and any other sums) it incurs arising in whole or part from Executive’s untrue representation and warranty.

3. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

4. Miscellaneous. This Agreement is the complete agreement between the Company and Executive concerning the subject matters discussed herein, and supersedes all previous discussions, understandings, and agreements between them concerning said matters, except as otherwise expressly stated in this Agreement. This Agreement is governed by California law (except to the extent its conflict of laws principles would apply the law of a different jurisdiction), is entered into and performed entirely in Santa Clara County, San Jose, California. If any provision of this is found invalid by any court having jurisdiction, the remainder of this Agreement shall be fully valid and enforceable. Executive and the Company understand this is a binding, legal agreement. This Agreement is binding on the parties’ respective heirs, successors, assigns, and representatives.

5.Effective Date. Executive understands that this Agreement shall be null and void if not executed by him/her within twenty one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

“Executive”

DATED:

Signature

Print Name

“Company”

Oclaro, Inc.
DATED:	By:

Signature

Print Name, Title